The Board of Directors
CPB Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of CPB Inc., registering 500,000 shares of common stock pursuant to the CPB Inc. 1997 Stock Option Plan, of our report dated February 26, 1997, relating to the consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of CPB Inc.


                            /s/ KPMG PEAT MARWICK LLP

                            KPMG PEAT MARWICK LLP


Honolulu, Hawaii
September 18, 1997